                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[x]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 ShopKo Stores, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[x]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:

                                     LOGO

                              SHOPKO STORES, INC.

                 NOTICE OF 1997 ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD AUGUST 13, 1997

TO THE SHAREHOLDERS OF SHOPKO STORES, INC.:

  Notice is hereby given that the Annual Meeting of Shareholders of ShopKo Stores, Inc. will be held on Wednesday, August 13, 1997 at 10:00 a.m., local time, at the Radisson Inn-Green Bay, 2040 Airport Drive, Green Bay, Wisconsin, for the following purposes:

    1) to elect three directors of the Company;

    2) to ratify the appointment of Deloitte & Touche LLP to audit the financial statements of the Company for the fiscal year ending February 28, 1998; and

    3) to transact such other business as may properly come before the meeting.

  Shareholders of record at the close of business on July 10, 1997 are entitled to one vote for each share held of record at that time.

  IMPORTANT: We hope you will be able to attend the meeting in person and you are cordially invited to attend. If you expect to attend the meeting, please check the appropriate box on the proxy card when you return your proxy.

  WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND RETURN YOUR PROXY PROMPTLY. It is important that all shareholders execute, date and return the proxy, utilizing the enclosed envelope to which no postage need be affixed if mailed in the United States.

                                          By Order of the Board of Directors

                                          Richard D. Schepp
                                          Secretary

July 14, 1997

                              SHOPKO STORES, INC.

                                700 PILGRIM WAY
                                P.O. BOX 19060
                        GREEN BAY, WISCONSIN 54307-9060

                                PROXY STATEMENT

  This proxy statement is furnished for solicitation by the Board of Directors of ShopKo Stores, Inc. (hereinafter referred to as the "Company") of proxies in the enclosed form from holders of Common Stock to be voted at the Annual Meeting of Shareholders to be held on August 13, 1997 at 10:00 a.m., Green Bay time, at the Radisson Inn-Green Bay, 2040 Airport Drive, Green Bay, Wisconsin, and at any adjournment of the meeting. A shareholder may revoke his or her proxy at any time before it is voted by written notice to the Secretary, or by filing with the Secretary another proxy bearing a later date. A shareholder who properly revokes any prior proxy may thereafter vote in person by ballot at the Annual Meeting of Shareholders. A shareholder's presence at such meeting does not alone serve to revoke any proxy previously given. All proxies which are not so revoked will be voted in accordance with the terms thereof. Unless otherwise indicated, all proxies will be voted for the individuals nominated to serve as directors and for ratification of the appointment of the independent auditors.

  This proxy statement and accompanying form of proxy will be first mailed or given to shareholders on or about July 14, 1997.

  The cost of soliciting proxies will be borne by the Company. Arrangements will be made with brokerage houses, custodians, nominees and other fiduciaries to send proxy materials to their principals, and the Company will reimburse them for their expenses. In addition to solicitation by mail, certain officers and directors of the Company, who will receive no compensation for their services other than their regular salaries, may solicit proxies by telephone, telecopy and personally.

  The Company's Common Stock, $0.01 par value ("Common Stock"), is the only class of capital stock currently outstanding, and only the holders of Common Stock of record at the close of business on July 10, 1997 are entitled to vote at the meeting. Each shareholder is entitled to one vote for each share held of record on each proposal being voted upon. As of the record date, 25,278,535 shares of Common Stock are eligible to vote at the meeting. A majority of the shares entitled to vote constitutes a quorum. The affirmative vote of a majority of the shares represented at the meeting is required for the election of directors and the ratification of the appointment of the independent auditors. Any shares abstaining as to any matter will be considered present and entitled to vote, but will not be considered to have voted in favor of such matter. Any shares represented by a proxy which does not grant authority to vote as to any matters (including broker non-votes), shall not be considered to be present and entitled to vote with respect to such matter.

                             SECURITY OWNERSHIP OF
                           CERTAIN BENEFICIAL OWNERS
                                AND MANAGEMENT

  Set forth in the table below is information regarding the beneficial ownership of shares of the Common Stock by (i) each person or entity known by the Company to beneficially own 5% or more of the total number of outstanding shares of the Common Stock, (ii) each director of the Company, (iii) the Company's Chief Executive Officer and four most highly compensated executive officers other than the Chief Executive Officer, and (iv) the directors and executive officers of the Company as a group (17 persons). Except as otherwise noted, information with respect to directors and executive officers is as of February 22, 1997.

   NAME OF                                            AMOUNT AND NATURE
 BENEFICIAL                                             OF BENEFICIAL
    OWNER                                              OWNERSHIP(1)(2)  PERCENT
 ----------                                           ----------------- -------
Heartland Advisors, Inc. (3).........................     1,914,700       7.6%
 790 Milwaukee Street
 Milwaukee, Wisconsin 53202
Jack W. Eugster......................................        16,000        *
Jeffrey C. Girard (4)................................         1,000        *
Dale P. Kramer (5)...................................       198,000        *
William J. Tyrrell...................................        15,000        *
Michael W. Wright (4)................................           --         *
Stephen E. Watson (6)................................           --         *
William J. Podany (5)(6).............................        30,000        *
Roger J. Chustz (5)..................................        41,000        *
Thomas D. Hendra (5).................................        69,060        *
Jeffrey A. Jones (5).................................        27,000        *
All directors and executive officers
 as a group (17 persons).............................       560,360       2.2%

--------
   * Less than 1%
(1) Except as otherwise noted, the persons named in the above table have sole voting and investment power with respect to all shares shown as beneficially owned by them.
(2) Includes shares which may be acquired within 60 days pursuant to stock options as follows: Mr. Kramer 168,000 shares, Mr. Hendra 69,000 shares, Mr. Chustz 41,000 shares, Mr. Eugster 15,000 shares, Mr. Tyrrell 15,000 shares, Mr. Jones 27,000 shares and all directors and executive officers as a group, 524,400 shares.
(3) Based on a Schedule 13G filed on February 14, 1997. Heartland Advisors, Inc. has sole voting power with respect to 1,636,200 shares and sole dispositive power with respect to 1,781,100 shares.
(4) Messrs. Wright and Girard are executive officers of Supervalu Inc, ("Supervalu"). Prior to July 2, 1997, Supervalu and a wholly-owned subsidiary of Supervalu, Supermarket Operators of America, Inc. ("SOA") beneficially owned 14,731,667 shares of the Common Stock. These shares were the subject of the Stock Buyback and Offering described herein. See, "Relationship Between the Company and Supervalu." Mr. Wright is also a director of Supervalu.
(5) The number of shares shown with respect to the Company's executive officers does not reflect funds from their respective Profit Sharing and 401(k) Plans invested in Common Stock through the ShopKo Stock Fund. As of June 30, 1997, such executive officers' approximate ShopKo Stock Fund account balances were as follows: Mr. Kramer $416,810, Mr. Podany $26,286, Mr. Hendra $139,697, Mr. Chustz $42,220 and Mr. Jones $73,119.
(6) Messrs. Watson and Podany joined the Company's Board of Directors on July 2, 1997.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Based solely upon the Company's review of Forms 3, 4 and 5 received by it during the last fiscal year pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, all of such forms were filed on a timely basis by reporting persons.

                             ELECTION OF DIRECTORS
                                    (Item 1)

  On July 2, 1997, the Company's Board of Directors was expanded from five members to seven members. At that time, Stephen E. Watson and William J. Podany were elected to fill the two new Board seats for terms expiring at the 1997 Annual Meeting of Shareholders.

  On April 24, 1997, the Company, Supervalu and SOA entered into a Stock Buyback and Secondary Offering Agreement (the "Stock Buyback Agreement") pursuant to which the Company agreed to repurchase 8,174,387 shares of Common Stock from Supervalu for $18.35 per share (the "Stock Buyback"). The obligation of the Company and Supervalu to consummate the Stock Buyback was conditioned upon completion of a secondary public offering of Supervalu's remaining 6,557,280 shares of Common Stock (the "Offering"). Both the stock Buyback and the Offering were consummated on July 2, 1997. Pursuant to the terms of the Stock Buyback Agreement, Messrs. Wright and Girard have submitted their resignations from the Company's Board of Directors, each of which will be effective upon the earlier of: (i) the date the Company gives notice that the Company's Board of Directors has recruited a successor Board member, and (ii) October 1, 1997. Also pursuant to the terms of the Stock Buyback Agreement, Mr. Kramer replaced Mr. Wright as the Company's Chairman of the Board on July 2, 1997.

  The Board of Directors of the Company is divided into three classes with the number of directors to be divided as equally as possible among the three classes. Directors are elected for staggered terms of three years. Messrs. Eugster and Watson are nominated to serve a three-year term expiring in 2000. Mr. Podany is nominated to serve a two year term expiring in 1999.

  The persons named in the accompanying proxy will vote for the election of Messrs. Eugster, Watson and Podany, unless authority to vote is withheld. The Board of Directors is informed that Messrs. Eugster, Watson and Podany are willing to serve as directors, however, if they are unable to serve or for good cause will not serve, the proxy may be voted for such other person or persons as the proxies shall, in their discretion, determine.

   Set forth below is certain information, as of July 1, 1997, concerning each nominee for election as a director of the Company and the four directors of the Company whose terms of office will continue after the Annual Meeting:

  NOMINEE FOR ELECTION AS DIRECTOR FOR TERM EXPIRING AT THE ANNUAL MEETING IN
                                      1999

WILLIAM J. PODANY; 51; director of the Company since July, 1997; Mr. Podany has been Executive Vice President of ShopKo since November, 1994. He has held senior merchandising executive officer positions with Allied Stores, May Department Stores and Carter Hawley Hale since 1978. From 1992 to 1994, Mr. Podany was Executive Vice President-Merchandise of Carter Hawley Hale, a federation of four department store chains.

NOMINEES FOR ELECTION AS DIRECTORS FOR TERMS EXPIRING AT THE ANNUAL MEETING IN
                                     2000

JACK W. EUGSTER; 51; director of the Company since September, 1991; he has been the Chairman, President and Chief Executive Officer of The Musicland Group, Inc., a retail music and home video company, since 1980 and has held the same positions with its parent company, Musicland Stores Corp., since 1988. Mr. Eugster is also a director of Damark Inc., MidAmerican Energy Corporation, Donaldson Co., and Jostens, Inc.

STEPHEN E. WATSON; 51; director of the Company since July, 1997; he has held various executive officer positions with Dayton-Hudson Corporation and its corporate predecessors during the course of his 24 year career with those companies, including President, Chairman/Chief Executive Officer of the Department Store Division and member of the Board of Directors from 1991 until his retirement in March, 1996. Watson has served as a member of the Board of Directors of Norwest Bank Corporation and the Visiting Committee of Harvard Business School. He served as Chairman of the Board of the Associated Merchandising Corporation and the Minneapolis Downtown Council.

          DIRECTORS WHOSE TERMS EXPIRE AT THE ANNUAL MEETING IN 1998

JEFFREY C. GIRARD; 49; director of the Company since June 1991; Executive Vice
 President and Chief Financial Officer of Supervalu from October 1992 through July, 1997; prior thereto, he held the positions of Executive Vice President, Chief Financial Officer and Treasurer of Supermarkets General Holdings Corporation (a supermarket company not affiliated with the Company) and Senior Vice President and Chief Financial Officer of Supervalu. On July 3, 1997, Supervalu announced Mr. Girard's resignation, effective at the end of July, 1997.

DALE P. KRAMER; 58; director of the Company since August 1991; President and
 Chief Executive Officer of the Company since February 1991; prior thereto, he served as the Company's Executive Vice President from April 1983 to February 1986 and as its Executive Vice President and Chief Operating Officer from February 1986 to February 1991. Mr. Kramer has been employed by the Company in various other positions since 1971.

          DIRECTORS WHOSE TERMS EXPIRE AT THE ANNUAL MEETING IN 1999

MICHAEL W. WRIGHT; 58; director of the Company since February 1980; Chairman of the Board from August 1991 to July 1997, and previously served as a Vice President of the Company from March 1978 to August 1991. Mr. Wright is the Chairman of the Board, President and Chief Executive Officer of Supervalu. He has held several other executive level positions since joining Supervalu in 1977. In addition to his position on the board of directors of the Company and Supervalu, Mr. Wright also serves on the boards of Norwest Corporation, Honeywell, Inc., Cargill, Inc., and Musicland Stores Corporation. He is Chairman of the board of directors of Food Marketing Institute and is a member of the board of directors of Food Distributors International (formerly the National American Wholesale Grocers Association), and the Food Business Forum (CIES).

WILLIAM J. TYRRELL; 67; director of the Company since March 1974; Vice
 Chairman of the Board since August 1991, and previously served as the President of the Company from March 1973 to February 1991 and Chairman of the Company from February 1991 to August 1991.

  The Board of Directors held 12 meetings in fiscal 1997. Each incumbent director attended 75 percent or more of the total number of the meetings of the Board and those of the committees of which such director is a member (in each case during the periods that such director served).

  The Company's Board of Directors has established a Compensation and Stock Option Committee that currently is comprised of Messrs. Wright and Eugster. The duties of the Compensation and Stock Option Committee are to provide a general review of the Company's compensation and benefit plans to ensure that they meet corporate objectives. The Compensation and Stock Option Committee has the authority to administer the 1991 Stock Option Plan, as amended, and the 1995 Stock Option Plan (collectively the "Stock Option Plans") and the 1993 Restricted Stock Plan. In addition, the Compensation and Stock Option Committee reviews the President's recommendations on (i) compensation of all corporate officers, (ii) granting of awards under the Company's compensation and benefit plans other than the Stock Option Plans and the 1993 Restricted Stock Plan and
(iii) adopting and changing major corporate compensation policies and practices, and reports its recommendations to the full Board of Directors for approval and to authorize action. The Compensation and Stock Option Committee met two times in fiscal 1997.

  The Company's Board of Directors has established an Audit Committee that is currently comprised of Mr. Eugster. The duties of the Audit Committee are to recommend to the full Board of Directors the selection of independent certified public accountants, to audit annually the financial statements of the Company, to review the activities and the reports of the independent certified public accountants and to report the results of such review to the full Board of Directors. The Audit Committee also monitors the internal audit controls of the Company. The Audit Committee met two times in fiscal 1997.

  The Company does not have a standing nominating committee.

DIRECTOR COMPENSATION

  Each director who is not an employee of the Company or Supervalu receives an annual retainer fee of $25,000, a fee of $1,000 for each board meeting attended and a fee of $1,000 for each committee meeting attended if such committee meeting is not held on the same day as a board meeting. The Company also reimburses all such directors for travel and related expenses incurred in connection with board and committee meetings.

  The Stock Option Plans provide that each non-employee director will be granted as of the date of such director's first election to the Board, an option to purchase that number of shares of Common Stock having a fair market value as of such date equal to $50,000, which will be exercisable 60% on the second anniversary of the date of grant and an additional 20% on the third and fourth anniversary of the date of grant. On July 2, 1997, Mr. Watson was granted options to purchase 1,942 shares of Common Stock at $25.75 per share pursuant to these provisions.

  The Stock Option Plans provide that in addition to the above-referenced initial stock option grants, each non-employee director will be granted as of the date of each annual meeting of the Company's shareholders held during the term of the Stock Option Plans, if such director's term of office continues after such annual meeting, an option to purchase that number of shares of Common Stock having a fair market value as of such date equal to $15,000, which shall become exercisable in full on the second anniversary of the date of grant. On June 19, 1996, Mr. Tyrrell and Mr. Eugster were each granted options to purchase 945 shares of Common Stock at $15.875 per share pursuant to these provisions.

  The Company has adopted a deferred compensation plan for non-employee directors that allows non-employee directors to elect to defer for the next four years their annual retainers and other fees. This Plan provides that (i) the participating director must defer 100% (minus applicable tax withholding and social security tax) of the director's fees under the Plan; (ii) amounts deferred under the Plan will, at the election of the participating director, earn interest either at a rate equal to 120% of the 120-month rolling average of 10-year U.S. Treasury Notes or at a rate equal to the rate earned under one or more equity portfolios described in the Plan; and (iii) amounts deferred under the Plan will be payable in ten equal annual installments commencing upon the earlier of the participating director's termination as a director for any reason (including death) or the participating director's reaching age 70 1/2 (extended for up to five years for a director's initial deferral under the Plan). As of July 1, 1997, no current non-employee directors have elected to participate in this Plan.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table (the "Summary Compensation Table") sets forth the compensation paid by the Company for each of the last three fiscal years to the Company's Chief Executive Officer and its other four most highly compensated executive officers:

                           SUMMARY COMPENSATION TABLE

                                                                      LONG TERM
                                                                    COMPENSATION
                                      ANNUAL COMPENSATION              AWARDS
                                 ------------------------------ ---------------------
                                                                           SECURITIES
                                                                RESTRICTED UNDERLYING
                                                   OTHER ANNUAL   STOCK     OPTIONS/   ALL OTHER
   NAME AND PRINCIPAL                       BONUS  COMPENSATION AWARDS ($)    SARS    COMPENSATION
        POSITION         YEAR    SALARY($) ($) (1)   ($) (3)       (4)        (#)         ($)
------------------------ ----    --------- ------- ------------ ---------- ---------- ------------
Dale P. Kramer.......... 1997     500,000  500,000    5,271      595,000          0      22,332(5)
 President & CEO         1996     430,000  174,150    1,131          --     100,000      20,336
                         1995     401,700  169,919    1,799          --           0      22,957
William J. Podany....... 1997     390,793  312,635    2,750      371,875          0      47,445(6)
 Executive Vice          1996     340,000  121,569      --           --      50,000      15,391
 President & COO         1995(2)   78,115        0      --           --      75,000         --
Jeffrey A. Jones........ 1997     285,000  228,000       15          --           0      12,537(7)
 Sr. Vice President &    1996     285,000   93,641       15          --      45,000       9,212
 CFO                     1995     227,616   74,886      --           --           0      12,200
Roger J. Chustz......... 1997     220,000  154,000       10          --           0      11,359(8)
 Sr. Vice President      1996     202,215   63,698       10          --      30,000      10,582
 GMM/Apparel             1995     187,349   61,638      --           --           0      24,501
Thomas D. Hendra........ 1997     212,000  148,400       20          --           0      12,471(9)
 Sr. Vice President      1996     206,272   64,976       25          --      30,000       7,985
 Special Tactical        1995     194,732   64,067      --           --           0      10,001
 Initiatives

--------
(1) Represents bonuses earned with respect to the indicated fiscal year pursuant to the Company's Executive Incentive Plan although all or a portion of the bonus may have been paid during the subsequent fiscal year.
(2) Mr. Podany's employment with the Company commenced November 7, 1994.
(3) Represents above market interest earned under the Deferred Compensation Plan and, with respect to Messrs. Kramer and Podany, dividends on restricted stock in the following amounts: Mr. Kramer: $4,400; and Mr.
    Podany: $2,750.
(4) On April 17, 1996, Mr. Kramer and Mr. Podany were granted 40,000 and 25,000 shares of restricted stock, respectively, pursuant to the Company's 1993 Restricted Stock Plan. The dollar amount shown equals the number of restricted shares granted, multiplied by $14.875, the per-share closing price of the Company's common stock on the date of grant. The dollar values of these restricted shares based upon the February 21, 1997 per-share closing price of $15.50 were: Mr. Kramer, $620,000; and Mr. Podany, $387,500. These valuations do not take into account the diminution in value attributable to the restrictions applicable to the shares. Mr. Podany's shares vest in full on April 17, 2001. Mr. Kramer's shares vest upon the first to occur of: (i) achievement of a specified fair market value of ProVantage; or (ii) the per-share closing price of the Company's common stock being above a targeted level for 20 consecutive trading days. On April 25, 1997, Mr. Kramer waived vesting pursuant to the Company stock price criteria. Pursuant to the 1993 Restricted Stock Plan, dividends are paid on all shares of restricted stock at the same rate as on unrestricted shares.

(5) All Other Compensation for Mr. Kramer includes the following: Company paid portion of individual life insurance policy: $1,275; 401(k) Company match:
    $4,500; and Profit Sharing Plan contributions: $16,557.
(6) All Other Compensation for Mr. Podany includes the following: Company paid portion of individual life insurance policy: $129; 401(k) Company match:
    $4,500; Profit Sharing Plan contributions: $9,485; and relocation expenses and tax adjustments in connection therewith: $33,331.
(7) All Other Compensation for Mr. Jones includes the following: Company paid portion of individual life insurance policy: $129; 401(k) Company match:
    $3,573; and Profit Sharing Plan contributions: $8,835.
(8) All Other Compensation for Mr. Chustz includes the following: Company paid portion of individual life insurance policy: $129; 401(k) Company match:
    $4,016; and Profit Sharing Plan contributions: $7,214.
(9) All Other Compensation for Mr. Hendra includes the following: Company paid portion of individual life insurance policy: $813; 401(k) Company match:
    $4,500; and Profit Sharing Plan contributions: $7,158.

OPTION EXERCISE AND FISCAL YEAR END VALUE TABLE

  The following table sets forth information with respect to the five executive officers named in the Summary Compensation Table concerning stock options exercised during the last fiscal year and the number and value of options outstanding at the end of fiscal 1997.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                             NUMBER OF SECURITIES
                          SHARES            UNDERLYING UNEXERCISED   VALUE OF UNEXERCISED IN-
                         ACQUIRED           OPTIONS/SARS AT FISCAL   THE-MONEY OPTIONS/SARS AT
                            ON     VALUE         YEAR-END (#)            FISCAL YEAR-END($)
                         EXERCISE REALIZED ------------------------- -------------------------
NAME                       (#)      ($)    EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     -------- -------- ----------- ------------- ----------- -------------
Dale P. Kramer..........      0         0    168,000      112,000      158,160      542,440
William J. Podany.......      0         0     30,000       95,000      165,000      491,000
Jeffrey A. Jones........      0         0     21,000       59,000      112,875      292,600
Thomas D. Hendra........      0         0     69,000       36,000       71,580      173,820
Roger J. Chustz.........  6,000    31,500     27,000       52,000       25,860      181,820

INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Company's Bylaws provide for the indemnification of directors and officers of the Company to the full extent permitted by the Minnesota Statutes. The Company has entered into agreements to indemnify its directors, and may enter into agreements to indemnify certain officers, in addition to the indemnification provided for in the Bylaws. These agreements will, among other things, indemnify the Company's directors and certain of its officers to the full extent permitted by the Minnesota Statutes for any claims, liabilities, damages, judgments, penalties, fines, settlements, disbursements or expenses (including attorneys' fees) incurred by such person in any action or proceeding, including any action by or in the right of the Company, on account of services as a director or officer of the Company. The Company believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

SEVERANCE AGREEMENTS

  The Company has entered into change of control severance agreements (the "Severance Agreements") with certain officers of the Company, including those officers identified in the Summary Compensation Table above. The Severance Agreements provide that, if, within two years after a

"Change of Control" (as defined below), the Company terminates the individual's employment other than for "Cause" (as defined below) or disability, or the individual terminates the individual's employment for "Good Reason" (as defined below), then the individual will be entitled to a lump-sum cash payment equal to (1) a multiple of one, two or three times the individual's annual base salary, plus (2) a multiple of one, two or three times the individual's average annual bonus for the three fiscal years immediately preceding the date of termination. The multiple referred to in this paragraph is three for Mr. Kramer and two for each of Mr. Podany, Mr. Jones, Mr. Hendra and Mr. Chustz. Each individual would also receive his salary through the date of termination and all other amounts owed to the individual at the date of termination under the Company's benefit plans. In addition, under such circumstances, the individual will be entitled to continued health and dental coverage for the individual and the individual's family for a one, two or three year period after the date of termination. The Severance Agreements provide that if certain amounts to be paid thereunder constitute "parachute payments," as defined in Section 280(G) of the Internal Revenue Code of 1986, as amended (the "Code"), the severance benefits owed to the individual may be decreased, but only if the result is to give the individual a larger after-tax benefit than if the payments are not reduced. The individual is permitted to elect the payments to be reduced.

  A "Change of Control" is defined as occurring if (1) any person or group acquires 20% or more of the Company's outstanding common stock or voting securities, (2) the incumbent directors cease to constitute at least a majority of the Board of Directors, (3) the shareholders approve a merger, consolidation, liquidation, dissolution or reorganization of the Company, or
(4) the shareholders approve a complete liquidation or dissolution of the Company. For purposes of the Severance Agreements, "Cause" means (a) personal dishonesty by the individual intended to result in his substantial personal enrichment at the expense of the Company, (b) repeated, willful violations by the individual of his obligation to devote reasonable time and efforts to carry out his responsibilities to the Company, or (c) the conviction of the individual of a felony. "Good Reason" as used in the Severance Agreements means
(i) any reduction of the individual's authority, responsibilities or compensation (excluding for this purpose specified actions by the Company not taken in bad faith and which are promptly remedied by the Company upon receipt of notice), (ii) any required relocation of the individual to a place of business more than 35 miles from where the individual works at the time of the Change of Control, (iii) any purported termination of the individual other than for Cause, or (iv) any failure of a successor to the Company, by merger or otherwise, to assume the Company's obligations under the Severance Agreements.

OTHER COMPENSATION

  The Company provides certain personal benefits and other noncash compensation to its executive officers. For the fiscal year ended February 22, 1997, the incremental cost of providing such compensation did not exceed the minimum amounts required to be disclosed under current Securities and Exchange Commission rules for each person named in the Summary Compensation Table.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation and Stock Option Committee consists of Messrs. Wright and Eugster. From March 1978 to August 1991, Mr. Wright was a Vice President of the Company. See also "Relationship between the Company and Supervalu".

             REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE
                           OF THE BOARD OF DIRECTORS

EXECUTIVE COMPENSATION PRINCIPLES

  The Company's Executive Compensation Program is designed to align executive compensation with Company values and objectives, its business strategy and financial performance. In applying these principles, the Compensation and Stock Option Committee (the "Committee") believes the Executive Compensation Program must:

    . Attract and retain key executives critical to the long-term success of the Company by providing compensation levels comparable to those offered by other leading companies in the industry.

    . Reward executives for long-term strategic management and achievement of business objectives.

    . Reward executives for the enhancement of shareholder value.

    . Support a performance oriented environment that rewards achievement of Company goals and Company performance compared to that of the industry.

    . Differentiate compensation amounts according to individual performance.

EXECUTIVE COMPENSATION PROGRAM

  The executive compensation program is comprised of both cash and equity based compensation. The annual compensation consists of base salary and an annual Executive Incentive Plan (the "EIP") payment. The Committee determines the level of base salary for key executive officers. The Committee determines the base salary based on competitive norms. These competitive norms are based on a comprehensive retail study including companies having approximately $2 billion in annual sales and not on the more diverse peer retail group used for purposes of the performance graph. This narrower focus is believed to be that most appropriate in fixing salaries. Additionally, the Committee seeks to fix such salaries in the medium range of those companies used for salary survey data. In establishing the base salary levels, the Committee considers:

    . Surveys of external comparable positions.

    . Position matching validating responsibilities, organizational level and title with external comparable positions in the industry.

    . Compensation paid to comparable positions in comparably sized companies based on sales revenues derived from industry surveys.

  Of these three referenced factors, the Committee places the most emphasis on surveys of external comparable positions. The Committee next weighs the compensation paid comparable positions in comparably sized companies. Finally, the Committee validates the information derived from the first two factors by ensuring accurate position matching by evaluation of responsibilities, organizational level and title.

  The Committee also approves the participation of key executives in the EIP. Awards for key executive officers vary based on the Company's achievement of certain financial goals. As with base salary, the EIP is intended to be competitive with bonuses paid by other retail companies having approximately 2 billion dollars in annual sales, but in the medium range.

  An analysis of the survey group compensation level indicates that, as it relates to base salary, the Company's executives, on an individual basis, receive compensation comparable to the survey norm.

Since the Company has not granted stock options to its executives on an annual basis, the Company believes comparisons of the Company's stock option grants to the survey are not meaningful or appropriate.

  Long-term incentives are currently provided primarily through grants of stock options and restricted stock. Under the Company's 1991 Stock Option Plan and 1995 Stock Option Plan (the "Stock Option Plans"), the Committee grants stock options consistent with the terms of the Stock Option Plans but has the discretion to determine, among other things, the individuals to whom stock options are awarded, the number of shares subject to each option, and whether the stock options will be subject to performance criteria. In determining the award of options, the Committee considers the number of outstanding stock options held by each Stock Option Plan participant. This consideration is applied consistently to all Stock Option Plan participants including executive officers and the Chief Executive Officer. The size of stock option grants are based upon competitive practice and position level. Stock option grants align key executive officers' long-range interests with those of the shareholders by providing the key executive officers with the opportunity to build a meaningful stake in the Company. All eligible Stock Option Plan participants were granted stock option awards in Fiscal Year 1996. The Company intends to issue additional stock options to all eligible Stock Option Plan participants every two years. Consistent with this intent, recipients of stock option grants in Fiscal Year 1997 were limited to new and recently promoted associates. Restricted stock granted pursuant to the Company's 1993 Restricted Stock Plan is intended to encourage recipients to continue to serve the Company and its shareholders. Although the recipient receives dividends at the same rate as may be granted to owners of unrestricted shares, the restricted stock certificates are not delivered and such shares may not be sold, transferred or pledged until they vest.

  Key executive officers also participate in the Company's Profit Sharing Plan, which is funded entirely by Company contributions to such Plan. In this regard, key executive officers are treated in the same manner as any other Profit Sharing Plan participant. Committee approval is not required for participation by key executives in the Profit Sharing Plan. Key executive officers may also participate in the Company's 401(k) Plan which is available to any associate meeting minimum length of service and number of hours worked standards. Under the 401(k) Plan, the Company contributes one-half of an associate's personal contribution up to a maximum of 3% of the associate's base earnings. Also, key executive officers may elect to defer certain annual compensation. Deferred amounts are accounted for as if invested in various accounts.

  On occasion, the Committee may make adjustments to a particular executive's compensation in any given year based on circumstances unique to such executive. For example, such adjustments may recognize extraordinary efforts on a special project, or the need to compensate special talents or expertise in order to retain a key individual.

PRESIDENT/CHIEF EXECUTIVE OFFICER COMPENSATION

  The Committee determined the President/Chief Executive Officer's compensation for Fiscal Year 1997 based upon a number of factors and criteria. The President/Chief Executive Officer's base salary was established based on: surveys of external comparable positions; position-matching validating responsibilities, organizational level and title with external comparable positions in the industry; compensation paid to comparable positions in comparably sized companies based on sales revenue derived from industry surveys; and Committee review of the President/Chief Executive Officer's individual performance. Individual performance is evaluated through regular ongoing personal contact with Committee members. As with other executive officer salaries, comparison was based on a comprehensive retail study including companies having approximately $2 billion in annual sales, as opposed to the more diverse peer group used in the Performance Graph. It is noted that the base salary awarded falls well within industry norms. The EIP award consideration was based on the

Company's achievement of certain financial goals which include after tax earnings. For Fiscal Year 1997, it was determined that an EIP payment should be awarded to the President/Chief Executive Officer in an amount which was 200% of his targeted EIP payment, or 100% of his base salary. This determination was made in light of the Company's significantly improved financial performance in Fiscal Year 1997.

  The Committee also awarded the President/Chief Executive Officer 40,000 shares of restricted stock, which vest upon the first to occur of: (i) achievement of a specified fair market value of ProVantage; or (ii) the per-share closing price of the Company's Common Stock being above a targeted level for 20 consecutive trading days. The primary basis for the Committee's determination to grant such restricted stock was to provide a strong incentive for him to continue to serve the Company as President/Chief Executive Officer and to increase the value of the Company during the course of his employment.

  The Committee is aware of the limitations imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended, on the deductibility of non-performance based compensation paid to certain executive officers of the Company to the extent it exceeds $1 million per executive. The Committee currently intends to recommend compensation amounts and plans which meet the requirements for deductibility.

                                          Compensation and Stock Option
                                           Committee

                                          Jack W. Eugster, Chairman
                                          Michael W. Wright

                               PERFORMANCE GRAPH

  The following graph compares the percentage change in the cumulative total shareholder return on the Company's Common Stock from February 28, 1992 through February 22, 1997 with the cumulative total return on the Wilshire 5000 and the cumulative total return for the S&P Retail Composite Index selected as the Company's peer group. The comparison assumes $100 was invested on February 28, 1992 in the Company's Common Stock and in each of the comparison groups, and assumes reinvestment of dividends.

                     COMPARISON OF CUMULATIVE TOTAL RETURN*

                                     ShopKo Stores, Inc.
                                 Corporate Performance Graph
                                  Summary of Plotted Points

                               Index       Year       Year       Year       Year       Year
                                 At       Ending     Ending     Ending     Ending     Ending
                              02/28/92   02/26/93   02/25/94   02/24/95   02/23/96   02/21/97
                              --------   --------   --------   --------   --------   --------
ShopKo Stores, Inc.             $100        $97        $75        $61        $77       $111
Wilshire 5000 Index             $100       $109       $121       $127       $171       $209
S&P Retail Composite Index      $100       $115       $115       $105       $116       $143


*All returns reflect reinvestment of dividends.

                RELATIONSHIP BETWEEN THE COMPANY AND SUPERVALU

  The following is a summary of the material features of certain agreements, arrangements and transactions between the Company and Supervalu. The summaries of each of the following agreements are qualified in their entirety by reference to the full text of such agreement, a copy of which has been filed with the Securities and Exchange Commission and the New York Stock Exchange. These agreements may be modified and additional agreements, arrangements and transactions may be entered into by the Company and Supervalu. Any such future modifications, agreements, arrangements and transactions will be determined through negotiation between the Company and Supervalu.

STOCK BUYBACK AND SECONDARY OFFERING AGREEMENT

  Prior to July 2, 1997, Supervalu, through SOA, beneficially owned 14,731,667 shares of the Company's Common Stock. On April 24, 1997, the Company, Supervalu and SOA entered into a Stock Buyback and Secondary Offering Agreement (the "Stock Buyback Agreement") pursuant to which the Company agreed to repurchase 8,174,387 shares of Common Stock from Supervalu for $18.35 per share (the "Stock Buyback"). The obligation of the Company and Supervalu to consummate the Stock Buyback was conditioned upon completion of a secondary public offering of Supervalu's remaining 6,557,280 shares of Common Stock (the "Offering"). Both the Stock Buyback and the Offering were consummated on July 2, 1997. The terms of the Stock Buyback Agreement were determined by negotiations between Supervalu and the Company. The Company's Board of Directors, without Messrs. Wright and Girard participating, approved the Stock Buyback Agreement.

  Pursuant to the terms of the Stock Buyback Agreement, Messrs. Wright and Girard have submitted their resignations from the Company's Board of Directors, each of which will be effective upon the earlier of: (i) the date the Company gives notice that the Company's Board of Directors has recruited a successor Board member and (ii) October 1, 1997. Also in accordance with the terms of the Stock Buyback Agreement, Mr. Kramer replaced Mr. Wright as the Company's Chairman of the Board on July 2, 1997.

  At the price Supervalu's shares of Common Stock were sold in the Offering, the Stock Buyback Agreement required Supervalu to pay the underwriting discount and certain other expenses of the Offering estimated in the aggregate at $8,500,000. The Company and Supervalu each paid the costs and expenses of their respective counsel and the Company paid certain marketing costs.

INITIAL PUBLIC OFFERING AGREEMENTS

  The following agreements were developed in connection with the Company's initial public offering in October 1991 ("Initial Public Offering") when the Company was a wholly owned subsidiary of Supervalu, and, therefore, were not the result of arms'-length negotiations between independent parties. As a result, while it has been the intention of the Company and Supervalu that such agreements and the transactions provided for therein, taken as a whole, would accommodate the parties' interests in a manner that is fair to the parties while continuing certain mutually beneficial arrangements, there can be no assurance that each of such agreements, or the transactions provided for therein, has been or will be effected on terms at least as favorable to the Company as could have been obtained from unaffiliated third parties.

 Food Products Supply Agreement

  The Company and Supervalu have entered into a Food Products Supply Agreement dated as of October 8, 1991 (the "Supply Agreement") whereby the Company has agreed, under certain conditions, to purchase from Supervalu all of the Company's requirements for certain products purchased from a wholesaler and sold in any food store owned or operated by the Company which is located within the geographic areas serviced by Supervalu until October 16, 1998. The type of stores covered by the Supply Agreement are any "supercenter" retail store involving the sale of food, any retail store which could be reasonably deemed to be a "food-driven concept" or any retail store offering at least two categories of perishable food items. The Company does not presently own or operate any such stores, although it may decide to do so in the future. The Supply Agreement was terminated as of July 2, 1997.

 Indemnification Agreement

  The Company and Supervalu have entered into an Indemnification, Tax Matters and Guarantee Fee Agreement dated as of October 8, 1991 (the "Indemnification Agreement") with respect to certain liabilities which may arise after the Initial Public Offering. In general, the Indemnification Agreement provides that the Company and Supervalu will each indemnify the other party and that party's directors, officers, employees and agents against certain liabilities arising from or based upon the operation of their own respective businesses prior to and following such offering. Since the Company is no longer eligible to participate in Supervalu's consolidated income tax returns, the Indemnification Agreement also contains certain agreements by the parties intended to clarify responsibilities and procedures for the filing of returns, the payment of taxes and the resolution of disputes regarding taxes following such offering. The Company has provided standby letters of credit in lieu of agreed to fees associated with Supervalu guaranteeing certain obligations of the Company.

  The Company was previously a member of the Supervalu consolidated group for federal income tax purposes. The Company may be held liable for any unpaid federal income tax liabilities of the Supervalu consolidated group for each taxable year in which the Company was a member of the Supervalu consolidated group during any part of such taxable year. The Indemnification Agreement between the Company and Supervalu provides that, subject to the limitation set forth below, Supervalu will indemnify the Company for any income tax liability of the Company for any taxable year ending on or before October 16, 1991. Supervalu shall not be required to indemnify the Company against any taxes attributable to the Company for any tax periods ending on or before October 16, 1991 to the extent that such taxes result, directly or indirectly, from any adjustment made by a taxing authority to the tax liability of the Company for any period ending after October 16, 1991. Notwithstanding the above limitation, the Indemnification Agreement also provides that Supervalu will indemnify the Company for all income tax liabilities attributable to any member of the Supervalu consolidated group other than the Company for any taxable year.

 Insurance Matters Agreement

  Prior to the Initial Public Offering, insurance coverage for the Company was provided under various insurance policies maintained by Supervalu. As a result of such offering, coverage for the Company ceased under such policies for certain claims made and occurrences arising after October 16, 1991. The Company has since obtained its own insurance policies. The Company and Supervalu have entered into an Insurance Matters Agreement dated as of October 8, 1991 (the "Insurance Matters Agreement") which provides for the allocation of premiums and premium adjustments under the Supervalu policies after October 16, 1991 in accordance with Supervalu's normal annual allocation process. The Insurance Matters Agreement also provides that Supervalu and the Company will cooperate in good faith on the handling of claims by the Company under the Supervalu policies after October 16, 1991, with Supervalu retaining decision-making authority in connection with any such policies that are liability policies.

 Registration Rights Agreement

  The Company and SOA, a wholly owned subsidiary of Supervalu, have entered into a Registration Rights Agreement dated as of October 8, 1991 (the "Registration Rights Agreement") pursuant to which the Company granted certain demand and "piggyback" registration rights to SOA (and to certain affiliates of Supervalu) with respect to shares of Common Stock owned by SOA (or such affiliates) following the Initial Public Offering. The Registration Rights Agreement terminated upon SOA's divestiture of its Common Stock on July 2, 1997.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
                                   (Item 2)

  The Board of Directors, upon the recommendation of its Audit Committee, has appointed Deloitte & Touche LLP to audit the financial statements of the Company and its subsidiaries for the fiscal year ending February 28, 1998 and is seeking the ratification of their appointment by the shareholders. Shares represented by the accompanying proxy will be voted for ratification unless the proxy indicates to the contrary.

  Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

                                 VOTE REQUIRED

  Ratification requires the affirmative vote of holders of a majority of the shares present, or represented, and entitled to vote at the meeting. The Board of Directors recommends a vote FOR the ratification of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending February 28, 1998.

               PROPOSALS OF SHAREHOLDERS FOR 1998 ANNUAL MEETING

  All proposals of shareholders intended to be presented at the Company's 1998 Annual Meeting of Shareholders must be received by the Company at its executive offices on or before January 15, 1998, to be included in the proxy statement for that meeting.

                                 OTHER MATTERS

  The Board of Directors of the Company knows of no other matters which may come before the meeting. However, if any matter other than those referred to above should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their discretion.

                                          By Order of the Board of Directors

                                          Richard D. Schepp
                                          Secretary

Dated: July 14, 1997

                              SHOPKO STORES, INC.                          PROXY
                                700 PILGRIM WAY
                                 P.O. BOX 19060
  LOGO                     GREEN BAY, WISCONSIN 54307

                      1997 ANNUAL MEETING OF SHAREHOLDERS

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

  The undersigned hereby appoints Richard D. Schepp and David A. Liebergen as the undersigned's agent and proxy, with power of substitution to vote as the undersigned's proxy in accordance with the specifications appearing below, and, in their discretion, upon all other matters that may properly come before the Annual Meeting of Shareholders of ShopKo Stores, Inc., a Minnesota corporation, to be held on Wednesday, August 13, 1997, at 10:00 a.m., local time, or any adjournment or adjournments thereof, according to the number of votes that the undersigned would be entitled to vote if the undersigned were personally present at said meeting, and hereby revoking all former proxies. The undersigned hereby acknowledges receipt of the Proxy Statement for the meeting.

  1. ELECTION OF DIRECTORS
   Nominees: William J. Podany, Jack W. Eugster and Stephen E. Watson
   [_]VOTE FOR all nominees listed, except those whose name(s) is (are) written below.
   [_]VOTE WITHHELD for all nominees.
   ---------------------------------------------------------------------------

  2. PROPOSAL TO RATIFY APPOINTMENT OF DELOITTE & TOUCHE LLP
                       FOR [_]    AGAINST [_]  ABSTAIN [_]

  3. In his discretion, the Proxy is authorized to vote upon such other business as may properly come before the meeting.

                                     (over)

 THIS PROXY WILL BE VOTED AS DIRECTED,      Dated: _______________, 1997
            IF NO CHOICE IS                           (Month)   (Day)
  SPECIFIED, PROXIES WILL BE VOTED FOR      -----------------------------------
               ALL ITEMS.                        Signature of Shareholder
                                            -----------------------------------
                                             (if there are co-owners both must
                                                           sign)

                                            The signature(s) should be exactly
                                            as the name(s) appear printed to
                                            the left.

                                            If a corporation, please sign the
                                            corporation name in full by a duly
                                            authorized officer and indicate
                                            the office of the signer. When
                                            signing as executor,
                                            administrator, fiduciary,
                                            attorney, trustee or guardian, or
                                            as custodian for a minor, please
                                            give full title as such. When
                                            signing pursuant to a power of
                                            attorney, please attach photocopy.
                                            If a partnership, sign in the
                                            partnership name by authorized
                                            person.

                                               PLEASE CHECK BOX IF YOU ARE
  PLEASE MARK, SIGN, DATE AND RETURN           ATTENDING THE ANNUAL MEETING IN
              THIS PROXY
   CARD PROMPTLY USING THE ENCLOSED            PERSON. NUMBER OF
               ENVELOPE.                       SHAREHOLDERS ATTENDING: